GENOVESE DRUG STORES, INC.

Exhibit 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                 Twelve Weeks Ended            Forty Weeks Ended
                              ------------------------      -----------------------
                              November 10,  November 4,     November 10, November 4,
                                  1995         1994            1995         1994
                              -----------   ----------      ----------   ----------
Primary:

Weighted average shares
 outstanding (A)                 10,077      10,044            10,076      10,052

Equivalent shares--
 dilutive stock options (B)         -           -                 -           -
                                -------     -------           -------     -------
                                 10,077      10,044            10,076      10,052
                                -------     -------           -------     -------

Net income                      $ 1,788     $ 1,982           $ 4,604     $ 5,118
                                -------     -------           -------     -------

Net income per common
  share (A)                     $   .18     $   .20           $   .46     $   .51
                                =======     =======           =======     =======


(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed on January 5, 1995.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share for any period presented.

There is no significant difference between primary and fully diluted net income per common share.